Exhibit 99.1

FOR IMMEDIATE RELEASE

Crinetics Pharmaceuticals Reports First Quarter 2020 Financial Results

and Provides Corporate Update

Reported positive interim results for the ACROBAT Edge Phase 2 trial of oral paltusotine in the treatment of acromegaly

Completed successful public offering raising net proceeds of $107.9 million

SAN DIEGO – May 8, 2020 – Crinetics Pharmaceuticals, Inc. (Nasdaq: CRNX), a clinical stage pharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for rare endocrine diseases and endocrine-related tumors, today announced financial results for the first quarter ended March 31, 2020 and provided a corporate update.

“So far, 2020 has proven to be a transformational time for Crinetics, highlighted by the positive interim Phase 2 results for paltusotine, our lead product candidate for the treatment of acromegaly,” said Scott Struthers, Ph.D., Founder and Chief Executive Officer of Crinetics. “The interim data we reported showed that acromegaly patients switching from injectable depot therapy to once daily oral paltusotine maintained IGF-1 levels previously achieved with commercially available depot injections of somatostatin receptor ligands. We plan to report topline data from our ongoing Phase 2 trials in the fourth quarter of 2020 and advance paltusotine into Phase 3 development for patients with acromegaly in the first half of 2021 following conversations with regulatory agencies. Additionally, our successful follow-on offering in April strengthened our balance sheet and provided us with sufficient resources to advance our pipeline through key milestones, including our planned Phase 3 trial in acromegaly, a Phase 2 trial of paltusotine in carcinoid syndrome associated with neuroendocrine tumors (NETs), as well as Phase 1 trials to demonstrate proof-of-concept and PK/PD with our ACTH antagonist and SST5 agonist programs.”

“We are both grateful and inspired by the dedication of staff and patients at our clinical trial sites around the world who have worked through the global COVID-19 pandemic to continue their participation in these important studies,” said Alan Krasner, M.D., Chief Medical Officer or Crinetics. “Their commitment suggests a strong desire by the global acromegaly patient community and their healthcare providers to seek new therapies to manage their disease.”

First Quarter and Subsequent Highlights

•

Reported positive interim results for the ACROBAT Edge Phase 2 trial of paltusotine in acromegaly patients. In April 2020, Crinetics reported interim results from its ongoing ACROBAT Edge Phase 2 trial. Results as of the February 23, 2020 data cutoff showed that acromegaly patients switching from injectable depot therapy to once daily oral paltusotine maintained IGF-1 levels previously achieved with commercially available depot injections of somatostatin receptor ligands. Interim results from an exploratory analysis of the first 13 patients who entered the Edge trial on octreotide or lanreotide depot monotherapy (group 1) showed that patient IGF-1 levels were maintained after switching to once daily oral paltusotine when compared to IGF-1 levels achieved with prior depot therapy [mean change from baseline = -0.015 x ULN (95% CI = -0.123, +0.092)]. Ten of the 11 (91%) patients in group 1 who completed paltusotine treatment maintained IGF-1 levels within 15% of their respective baseline levels at week 13. No patient required “rescue therapy” with prior injected peptide acromegaly therapy after switching to paltusotine. As a result of these data, new enrollment in the ACROBAT Evolve trial has been discontinued. The patients already enrolled in both the Edge and Evolve Phase 2 trials will continue in the studies and topline data is expected to be reported in the fourth quarter.

•

Provided a corporate update on the pipeline. In April 2020, Crinetics also provided an update on its other development programs, including an announcement that Phase 1 data for CRN01941 in healthy volunteers showed that the compound did not represent an improvement over paltusotine. Therefore, the company has discontinued development of CRN01941 in order to focus resources on paltusotine for both acromegaly and NETs. Crinetics believes that the acceleration and increased efficiency offered by focusing on paltusotine provides the best path forward for its SST2 franchise. Additionally, first-in-human enabling activities are ongoing for both the oral nonpeptide ACTH antagonist for the treatment of Cushing’s disease and congenital adrenal hyperplasia, and the oral nonpeptide SST5 agonist for the treatment of hyperinsulinism. The start of Phase 1 clinical trials for these programs is planned for late 2020 or early 2021 and, if successful, the company anticipates PK/PD data from these human proof-of-concept studies in the first half of 2021.

•

Successful public offering strengthens cash position. In April 2020, Crinetics completed a public offering in which the company sold an aggregate of 8,222,500 shares of common stock at a price to the public of $14.00 per share. Net proceeds from the public offering after deducting underwriting discounts, commissions and offering expenses, were approximately $107.9 million.

COVID-19 Impact

During these challenging times, Crinetics remains committed to the health and safety of our employees, as well as the clinical sites and patients involved in its clinical trials. The company is closely monitoring public health guidance as it aims to continue to treat patients in its ongoing and planned clinical trials, which, so far, have remained on track. The overall impact of the COVID-19 pandemic on Crinetics’ business, its ability to obtain clinical material, and to conduct preclinical research and clinical trials in a timely manner is currently unknown. So far, the pandemic has not had a significant negative impact on the company’s ability to conduct business activities, but that could change, and the company is continuously monitoring the impact of the outbreak of the virus.

First Quarter 2020 Financial Results

•

Research and development expenses were $13.9 million for the three months ended March 31, 2020, compared to $7.3 million for the same period in 2019. The increases were primarily attributable to development and manufacturing activities for paltusotine as well as the advancement of the company’s preclinical programs and higher personnel costs.

•

General and administrative expenses were $4.0 million for the three months ended March 31, 2020, compared to $3.2 million for the same period in 2019. The increases were primarily due to personnel costs to support the company’s growth.

•	Net loss for the three months ended March 31, 2020 was $17.4 million, compared to a net loss of $9.0 million for the three months ended March 31, 2019.
•

Cash, cash equivalents and investments totaled $112.8 million as of March 31, 2020, compared with $118.4 million as of December 31, 2019.  The cash balance at the end of March does not include the $107.9 million net proceeds from the public equity offering completed in April.

•	As of April 30, 2020, the company had 32,845,572 common shares outstanding.

About Crinetics Pharmaceuticals

Crinetics Pharmaceuticals is a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for rare endocrine diseases and endocrine-related tumors. The company’s lead product candidate, paltusotine (formerly CRN00808), is an oral, selective nonpeptide somatostatin receptor type 2 biased agonist undergoing two Phase 2 clinical trials for the treatment of acromegaly, an orphan disease affecting more than 25,000 people in the United States. Crinetics plans to advance paltusotine into a Phase 3 trial in acromegaly and a Phase 2 trial for the treatment of carcinoid syndrome associated with neuroendocrine tumors in 2021. The company is also developing an oral nonpeptide somatostatin receptor type 5 agonist for hyperinsulinism, as well as an oral nonpeptide ACTH antagonist for the treatment of Cushing’s disease, congenital adrenal hyperplasia and other diseases of excess ACTH. All of the company’s drug candidates are new chemical entities resulting from in-house drug discovery efforts and are wholly owned by the company. For more information, please visit www.crinetics.com.

Forward-Looking Statements

Crinetics cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the potential for interim data results to be consistent with final results, once available; the potential benefits of paltusotine for acromegaly patients; the potential to initiate a pivotal Phase 3 trial of paltusotine in acromegaly based on interim results obtained to date and the timing thereof; the planned expansion of the paltusotine development program to include the treatment of patients with NETs and the expected timing thereof, including initiation of a Phase 2 trial in these patients; the anticipated timing of topline data for Edge and Evolve and the initiation of proof-of-concept Phase 1 trials and timing of PK/PD data for its other development programs; the anticipated impact of the COVID-19 pandemic on the company’s operations, studies and trials, including any effects on the timing thereof; and expected cash runway and future capital needs. The inclusion of forward-looking statements should not be regarded as a representation by Crinetics that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Crinetics’ business, including, without limitation: the risk that interim results of a clinical trial do not necessarily predict final results and that one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data, and as more patient data become available; potential delays in the commencement, enrollment and completion of clinical trials and the reporting of data therefrom; advancement of paltusotine into a Phase 3 trial is dependent on and subject to the receipt of further feedback from the U.S. Food and Drug Administration (FDA); the COVID-19 pandemic may disrupt Crinetics’ business and that of the third parties on which it depends, including delaying or otherwise disrupting its clinical trials and preclinical studies, manufacturing and supply chain, or impairing employee productivity; the company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the success of Crinetics’ clinical trials and nonclinical studies for paltusotine and its other product candidates; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of the company’s product candidates that may limit their development, regulatory approval and/or commercialization; Crinetics may use its capital resources sooner than it expects; and other risks described under the heading “Risk Factors” in documents the company files from time to time with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Crinetics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contacts:

Marc Wilson

Chief Financial Officer

IR@crinetics.com

(858) 450-6464

Robert H. Uhl

Westwicke Partners

robert.uhl@westwicke.com

(858) 356-5932

CRINETICS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENT DATA

(UNAUDITED)

	Three months ended March 31,
STATEMENTS OF OPERATIONS DATA:	2020	2019
Grant revenues	$71	$367
Operating expenses:
Research and development	13,862	7,255
General and administrative	3,991	3,156
Total operating expenses	17,853	10,411
Loss from operations	(17,782)	(10,044)
Total other income (expense), net	422	1,028

Net loss	$(17,360)	$(9,016)

Net loss per share - basic and diluted	$(0.71)	$(0.37)
Weighted-average shares - basic and diluted	24,488	24,095

BALANCE SHEET DATA:	March 31, 2020	December 31, 2019
Cash, cash equivalents and investments	$112,802	$118,392
Working capital	$106,408	$114,999
Total assets	$123,884	$130,377
Total liabilities	$15,447	$13,238
Accumulated deficit	$(111,162)	$(93,802)
Total stockholders’ equity	$108,437	$117,139